Exhibit 10.10
[Translated from Spanish]

MINISTRY OF COMMUNICATIONS AND TRANSPORATION
CONCESSION granted by the Federal Government, through the Ministry of Communications and Transportation (Secretaría de Comunicaciones y Transportes), in favor of Ferrocarril del Noreste, S.A. de C.V.1

Concession granted by the Federal Government, through the Ministry of Communications and Transportation in favor of Ferrocarril del Noreste, S.A. de C.V., pursuant to the following antecedents and conditions.

ANTECEDENTS

On March 2, 1995 the amendment to the fourth paragraph of article 28 of the Political Constitution of the United Mexican States was published at the Official Gazette of the Federation in order to substitute the regime of exclusive participation of the State in rail transportation services, for a regime that would allow the participation of private entities and, as a consequence thereof, on May 12 of such year the Railway Service Regulatory Law (Ley Reglamentaria del Servicio Ferroviario) was enacted with the purpose of setting forth the fundamental regulatory framework for such activity.

The Inter-ministerial Commission of De-incorporation approved the scheme to perform the restructuring of the railroad system, through its Ruling of July 18, 1995, which consisted in the regional segmentation of the Mexican railroad service in order to conform three principal lines: pacific-north, northeast and southeast, as well as a terminal of interconnection services and maneuvers in the Valley of Mexico.

The Ministry of Comptrollership and Administrative Development (Secretaría de Contraloría y Desarrollo Administrativo), through its Ruling published at the Official Gazette of the Federation of November 29, 1996, allocated to the service of the Ministry of Communications and Transportation the real estate properties that constitute the general communication route of the Northeast, as well as the real estate properties where the facilities for auxiliary services are located, in order for such Ministry to grant over such real estate properties the respective concessions and permits, in terms of that set forth in the Railway Service Regulatory Law.

The Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público), with the previous favorable opinion of the Inter-ministerial Commission of Expenses and Financing, authorized the incorporation Ferrocarril del Noreste, S.A. de C.V. as an entity with a majority of State participation, which corporate purpose consists mainly in the operation and exploitation of a general railroad communication route and in providing rail transportation services.

Ferrocarril del Noreste was incorporated as a limited liability company with variable capital (sociedad anónima de capital variable), pursuant to the laws of Mexico, as evidenced in public deed number 50,413, of November 22, 1996, witnessed by Mr. Miguel Alessio Robles Landa, Notary Public number 19 of the Federal District, which first official copy is being registered at the Public Registry of Commerce of Monterrey, Nuevo León. The company sets forth as domicile to receive notices Manuel L. Barragán 4850, borough of Hidalgo, Monterrey, Nuevo León.

Mr. Ramiro Sosa Lugo is a general attorney-in-fact of the company, as it is set forth in the public deed mentioned in the preceding paragraph, and he has powers for administrative acts, which have not been revoked or modified in any way, and are sufficient for executing this document.

In view of the foregoing considerations, and pursuant to articles 36 sections I, VII, VIII, XXIV, XXV and XXVII of the Organic Law of the Federal Public Administration (Ley Orgánica de la Administración Pública Federal); 20 to 26 and 41 of the General Law of National Properties (Ley General de Bienes Nacionales); 6 sections I, II and IV, 7, 9, 10, 11, 12 and other related articles of the Railway Service Regulatory Law, 12 of its Regulations and 5 sections XI and XVIII of the Internal Regulations of the Ministry of Communications and Transportation, this Ministry grants this Concession pursuant to the following

CONDITIONS
Chapter I
Definitions and purpose

1.1. Definitions. For purposes of this Concession, these terms shall have the following meanings:

Properties:	The properties of public domain set forth in section 1.2.2 that, are different from the general railroad communication route, and are also a part of the concession in terms if this title.
Concessionary:	The entity entitled to the rights contained in this title.
Law:	The Railway Service Regulatory Law.
Regulations:	The Railway Service Regulations.
Ministry:	The Ministry of Communications and Transportation.
Auxiliary Services:	Those provided by the Concessionary pursuant to the permits contained in this Concession and that are described in Annex five.
Railway:	The general railroad communication route set forth in section 1.2.1 of this title.

The other terms used in this title shall have the meanings ascribed to them in the Law and the Regulations, except as otherwise defined in this title.

1.2. Purpose. By means of this concession title the following are concessioned:

1.2.1. The general railroad communication route, corresponding to the Northeast main route, described in Annex one and which configuration, surfaces, limits and routes are detailed in Annex two, excluding the surfaces set forth in Annex four, as well as their operation and exploitation.

The general railroad communication route includes the Railway, rights of way, traffic control centers and the signs for rail operation;

1.2.2. The public domain properties described in Annex three, excluding the surfaces set forth in Annex four, as well as their use, and exploitation; and

1.2.3. Providing the public service of railroad freight transportation through the Railway.
Likewise, the Concessionary may render the public service of railroad freight transportation in the other principal routes, short routes and branch lines that comprise the Mexican Railway System,

as long as it has trackage or haulage rights.

1.3. Auxiliary Services. This Concession includes the permits to render the auxiliary services set forth in Annex five, in the terms and conditions set forth in this title and in such Annex.

1.4. Limits to the rights of the Concession.

1.4.1. The rights referred to in sections 1.2.1 and 1.2.2 are granted in an exclusive manner, during the term of this title.

The control of traffic in the Buenavista-Huehuetoca section is excluded from the foregoing paragraph, which will be performed by the concessionary Terminal Ferroviaria del Valle de México. As long as the Concessionary performs the works and investments referred in section 2.5, the traffic control of the Huehuetoca-Querétaro section shall be performed, likewise, by the concessionary of such terminal.

The Concessionary may not use, profit from or exploit the Railway and the Properties for purposes different from those contained in sections 1.2 y 1.3, unless it has an authorization from the Ministry.

1.4.2. This title confers exclusivity rights to the Concessionary to provide the public service of railroad freight transportation referred in the first paragraph of section 1.2.3 for a term of thirty years, counted from the date in which this title becomes effective, except for the trackage and haulage rights that are detailed in Annex nine and in section 2.13 of this Concession.

The Ministry may grant concessions to third parties or rights to other concessionaries in order for them to provide the public service of railroad transportation, within the Railway described in section 1.2.1, under the following terms:

1.4.2.1. Regarding passenger service, at all times.

1.4.2.2. Regarding the freight service, when the Concessionary ceases to have exclusivity rights, as long as it is economically and technically feasible, it is consistent with international tendencies in railroad regulation and reciprocity exists, especially in the case of international agreements.

The Ministry shall resolve what is applicable in terms of that set forth in chapter III of this title.

1.5. Applicable law. The operation and exploitation of the Railway; the use, profit from and exploitation of the Properties, as well as providing the public service of railroad freight transportation and of auxiliary services, shall be subject to the Law and its Regulations, the General Law of General Communication Routes, the General Law of National Properties, the General Law of Ecologic Equilibrium and Environmental Protection (Ley General del Equilibrio Ecológico y la Protección al Ambiente), the Federal Economic Competition Law (Ley Federal de Competencia Económica) and to international treaties, laws, regulations, decrees and official Mexican norms.

The Concessionary hereby accepts that, if the legal precepts and administrative provisions mentioned in the preceding paragraph are eliminated, modified or added, it shall be subject, at all times, to the new legislation and the new legal and administrative provisions issued for the matter, from the date when they become effective.

Chapter II
Railroad services

2.1. Equity in services. The Concessionary undertakes to provide railroad services to the users that request them, in a permanent and uniform manner and in equitable and non-discriminatory conditions regarding timing, quality and price, in terms of that set forth in chapter VIII, title third of the Regulations.

2.2. Terminal and interconnection services. At all points of interconnection with railroads of other concessionaries or with connecting railroads of other countries, the Concessionary shall provide terminal and interconnection services, in equitable and non-discriminatory conditions regarding the timing, quality and pricing. Any difference in the timing of the service or in the application of rates shall be based in specific circumstances that determine the differences set forth.

2.3. Efficiency and safety standards. The Concessionary shall be responsible before the Ministry in providing the public service of railroad freight transportation and other auxiliary services, pursuant to the parameters of efficiency and safety set forth in Annex six, which shall be revised, and if applicable, modified by the Ministry in five-year terms.

2.4. Business Plan. The Concessionary shall adjust, at least, to the investment commitments set forth in the business plan that, as Annex seven, is a part of this title, which shall be updated in five year terms, furnishing the Ministry the respective documentation, provided that such updating shall not have as an effect to reduce the investment or commitments set forth in the original business plan, except as authorized by the Ministry in writing.

The business plan shall be confidential and it shall remain as such in the Ministry’s registry.

2.5. Works. The Concessionary may perform the modification of the Railway or the Properties when such modifications have as an effect to modernize, rebuild, preserve or maintain such Railway or Properties, or to improve the efficiency or quality of the railroad service, provided that the cables corresponding to the double electrified way of Buenavista-Querétaro shall not cease to operate.

The Concessionary, in a maximum term of two years from the date this title becomes effective, shall perform the works and investments that may be necessary in order for the traffic control in the double electrified way to be performed separately in the sections Querétaro-Huehuetoca and Huehuetoca-Buenavista, so that the Concessionary performs the control of traffic in the mentioned section. The second section shall be operated by the Concessionary of Terminal Ferroviaria del Valle de México. Nonetheless, both concessionaries may agree for the operation to be performed in a different manner, as long as there are no operating or technical impediments for the efficient and safe operation of the Railway and providing the services, in which case they shall obtain an approval from the Ministry.

The conservation and maintenance of the double electrified way from Buenavista to Querétaro shall be the full responsibility of the Concessionary.

All works performed to the Railway shall immediately become part of the public domain of the Federation, notwithstanding the term of this title, and the Concessionary shall have in respect thereto, the rights and obligations conferred by the provisions set forth in sections 1.4.1, 1.4.2 and 1.5.

The concessionary undertakes to perform the works in accordance with the executive project previously approved by the Ministry. After concluding these, the characteristics, configuration and specific dimensions of the works performed shall be added to Annex two.

2.6. Telecommunications and systems. The Concessionary shall have the telecommunications services and systems that are necessary for the centers of traffic control to function efficiently. For such purposes, the Concessionary shall install a private telecommunications network and its own systems or, contract with authorized third parties. In all cases, the applicable telecommunications provisions shall be observed and, if applicable, the corresponding authorization from the Ministry shall be obtained pursuant to article 34 of the Law.

The telecommunications services and systems shall be interconnected with all the network of the Mexican Railway System.

2.7. Environmental protection. The Concessionary shall comply with the applicable legal, regulatory and administrative provisions, as well as with applicable international treaties, in respect to ecologic equilibrium and environmental protection.

The Concessionary shall be responsible for the damages that, in respect to ecologic matters and environmental protection, are originated once the delivery-reception diligence is concluded, and that derive from acts or omissions on its behalf, pursuant to the applicable laws and provisions and that set forth in Annex eight.

Likewise, the Concessionary shall be responsible for performing the corrections, modifications and works of surface and infrastructure in the supply centers and work centers it operates, that are required to comply with applicable environmental law.

Ferrocarriles Nacionales de México and, in a subsidiary manner, the Federal Government, shall respond for the damages, losses, judicial costs, sanctions and obligations in this matter that were originated before the delivery-reception diligence of the Railway and the Properties, or after it has concluded when they are a consequence of acts or omissions that occurred before such diligence, in the terms and conditions set forth in Annex eight.

In the event that as a result of the modifications in any legal or administrative norm regarding ecologic equilibrium or environmental protection, certain commitments or obligations arise different from those set forth in the legislation currently in effect, Ferrocarriles Nacionales de México and the Federal Government shall not have in any case the obligation to indemnify or restitute in any manner the Concessionary for the works, conditionings or modifications of any nature that it has to perform in connection with the operations or activities subject to this Concession nor to cover any amount that is spent by the Concessionary for such reason, and it shall not be responsible before the Concessionary or any third parties.

The modifications to the pollution standards in the soil, subsoil and underground waters derived from changes in laws of administrative provisions that are performed after this title is effective, shall be excluded from the preceding paragraph, in which case the responsibility and rehabilitation, as well as the damages, losses, judicial costs and sanctions, as well as the civil, administrative and criminal obligations, shall correspond to Ferrocarriles Nacionales de México and in a subsidiary manner to the Federal Government, in respect to the acts or omissions that have an origin or cause prior to the date in which this Concession is effective, in the terms and conditions set forth in Annex eight.

2.8. Urban development. In the performance of works on behalf of the Concessionary to the

Railway or the Properties that are part of this Concession within the area of a population center, it shall comply with that set forth in the legislation, programs and zoning procedures in respect to urban development.

2.9. Properties with historical, cultural or artistic value. With respect to the Properties subject to the Concession that have historical, cultural or artistic value, set forth in section I of Annex four, registered as historical monuments before the National Institute of Anthropology and History (Instituto Nacional de Antropología e Historia), the Concessionary shall adjust at all times to the provisions of the Federal Law of Monuments, Archeological, Artistic and Historical Zones and its regulation, as well as with other applicable provisions for the conservation and preservation of such Properties.

The Concessionary shall be responsible for the preservation and conservation of the Properties set forth in the preceding paragraph, and in no event it may alter the nature of the properties and any modifications or interventions shall be authorized, as applicable, by the National Institute of Anthropology and History, the National Institute of Fine Arts, or the National Museum of Mexican Railways and by the Ministry.

Likewise, the Concessionary shall be responsible for the preservation and conservation of the Properties described in section I of Annex four, which are in the process of being registered, and in no event it may alter the nature of the relevant property, and for any modification and intervention it shall obtain an authorization from the Ministry. In the event that such Properties are declared to have historic, cultural or artistic value, the provisions of the preceding paragraphs shall be applicable.

2.10. Contracts with third parties. In order to perform the operation and exploitation of the Railway and to provide the public service of railroad freight transportation, as well as of auxiliary services, the Concessionary may contract technical support from third parties. Likewise, the Concessionary may contract with third parties the performance of works, as well as the conservation and maintenance of the Railway and the Properties.

The Concessionary shall be, in all cases, the only responsible party before the Ministry and third parties, of the operation and exploitation of the Railway, as well as of providing the railroad services, and it will be liable for the damages and losses that, if applicable, are caused by the contracted third parties.

2.11. Designation of a technical responsible. The Concessionary undertakes to appoint before commencing operations, a responsible person for the operation of the Railway, providing the public service of railroad freight transportation and other Railway services, who shall have the sufficient powers to oblige the Concessionary before the Ministry in respect to such operation and providing the services.

The change of the responsible person and the modification to its powers shall be notified in writing to the Ministry within ten business days before they occur.

2.12. Services to communities. The Concessionary may not deny transporting water to such communities that require it due to their geographical or weather characteristics, provided that the supply of water to such communities is not the Concessionary’s responsibility.

The users of the transportation services set forth in this section shall cover the corresponding considerations.

2.13. Other services. The Concessionary undertakes to transport mail within the freight services it provides; to transport persons or goods necessary for operations of emergency or aid, as well as the personal and equipment of the armed forces. In the immediately preceding case, its rail equipment shall be granted trackage rights.

The terms for providing the services and the right of trackage set forth above, as well as the corresponding considerations and responsibilities, shall be determined in the conditions agreed to by the parties. In case the parties do not reach an agreement, the Ministry shall resolve what is applicable pursuant to article 111 to 114 of the Regulations.

2.14. Interruption of the service. In the cases in which, in terms of the Law and the Regulations, the Concessionary is authorized to cease operating a section of the Railway or to provide the public service of railroad freight transportation, permanently, the Ministry may grant a concession to third parties for the operation of that section of the Railway or to provide the interrupted service, and the provisions of Chapter III of this title shall be applicable.

In the cases referred in the preceding paragraph, the sections of the Railway and the Properties related to the interrupted service, if applicable, shall revert to the Nation in terms of section 5.4 of this Concession and the Concessionary shall not have the right to receive the considerations it has paid for this title to be granted nor for the investments performed.

2.15. Rates. The Concessionary may freely fix its rates, they shall be registered and applied in the terms set forth in the Law and the Regulations. In the event that it charges its users rates higher than those registered, it shall reimburse the difference from the registered rates, and it shall cover in respect to such difference, an interest at a rate equal to that set forth by the Federal Income Law for the corresponding tax year, for the cases of an extension of payment of tax payments.

In applying the rates, the Concessionary shall refrain from performing bundled sales, price discrimination or crossed subsidies.

The foregoing, notwithstanding the applicable sanctions, pursuant to the Law, the Regulations and other applicable provisions.

2.16. Modalities. In an event of force majeure, the Ministry shall be entitled to impose modalities to the operation and exploitation of the Railway, as well as to the fashion in providing the Railway services, in the terms set forth in the Law and the Regulations.

In an event of natural disaster, war, a grave alteration to the public order or when imminent danger for the national security or the interior peace of the country is foreseen, the Ministry may establish modalities to the operation and exploitation of the Railway, as well as to the fashion in providing the Railway services, when it deems that these are sufficient to cover the necessities derived from such events, in the terms set forth in the Law and its Regulations.

2.17. Insurance. The Concessionary undertakes to obtain the insurance policies required by the Law and the Regulations, as well as to maintain them in effect.

Chapter III
Concessions and permits to third parties

3.1. Concessions to third parties. In the event that the Ministry, pursuant to that set forth in sections 1.4.2 second paragraph and 2.14 of this title and with other applicable provisions, intends to grant concessions to third parties, it shall consider the Concessionary, so that it may state that which is convenient for its rights.

The Ministry shall resolve what is applicable pursuant to the provisions of the Law, the Regulations and other applicable provisions.

The Concessionary shall be obliged to grant the trackage and haulage rights to the entities that, pursuant to the provisions of this section, are granted a concession by the Ministry, in the terms set forth in the following section.

The foregoing, provided that the Concessionary shall be obliged to provide all the facilities that are required for the transportation of passengers to adjust to the corresponding itineraries.

3.2. Haulage and trackage rights. The Concessionary shall be obliged to grant trackage and haulage rights in the terms set forth in Annex nine.

Likewise, the Concessionary is entitled to trackage and haulage rights pursuant to the terms and conditions set forth in Annex ten and in section 2.13 of this title.

The terms, conditions and considerations of the agreements in respect to the trackage and haulage rights referred in this section, shall be established pursuant to that set forth in the Law and its Regulations.

3.3. Other authorizations and permits. The Ministry may grant permits or authorizations to third parties and to dependencies of the Federal Government, so that they provide the auxiliary services referred to in article 15 of the Law, as well as to perform installations and works at the Railway set forth in articles 15 and 34 of the Law.

The Concessionary undertakes to allow the construction of any of the facilities or works provided that providing the railroad services is not affected, whether impeding, interfering or risking the security of the Railway, providing the public service of Railway transportation or, if applicable, the auxiliary services.

In this event, the Concessionary shall collaborate as necessary with the entities holding a permit or authorization for the performance of the works and installations set forth, and for such purposes it will determine a calendar and the times within which third parties may perform the respective works, and the Concessionary shall have the right to receive a consideration for the services rendered, pursuant to that set forth in this title, in the Law of in the Regulations.

Chapter IV
General Provisions

4.1. Liens. The Concessionary may constitute liens over the rights derived from this Concession, in accordance with Article 13 of the Law.

In the cases in which the constitution of liens over the rights derived from this Concession is authorized, it shall be set forth, in addition to that established in the second paragraph of article 13 of the Law, that the execution of such collateral will not cause in any event for the creditor or the third party foreclosing such collateral to become a concessionary. For the concession to be granted to a creditor or third party, the authorization for assignment of rights granted by the Ministry shall be applicable in terms of article 18 of the Law.

The Concessionary, in order to secure the payment of obligations, may undertake in the corresponding agreement to assign the rights and obligations contained in this title to the creditor or third party, by including the condition that the previous authorization of the Ministry is necessary, in accordance with the preceding paragraph.

Notwithstanding the foregoing, in the event that this Concession terminates due to any of the causes set forth in sections III, IV and VI of article 20 of the Law and there are at such time financial obligations entered into by the Concessionary due to the exploitation of the properties and services subject to this title which are pending to be paid, the following provisions shall be applicable:

4.1.1. The Ministry, when it deems that it is convenient due to reasons of public interest, shall intervene in the operation of the Railway and in providing of the rail services.

4.1.2. In the preceding event, and subject to that set forth in the Federal Budget and other applicable provisions, or if it determines to grant a concession of the Railway to a third party, the profits derived from the operation thereof, shall continue to guarantee the financial commitments entered into by the Concessionary for the exploitation of this Concession, as long as the corresponding financing has been used for the performance of works directly related to providing the public railroad service and that are constructed in the Railway of in the Properties.

4.2. Assignments. This title is non-transferable, and the Concessionary may only assign totally or partially the rights and obligations set forth herein, in the terms set forth in article 18 of the Law.

4.3. Equity participation of foreign governments. The equity participation of a foreign government or State for purposes of that set forth in article 19 of the Law, shall not be deemed as equity participation of a foreign government or State, if it is performed by entities with a majority of state participation which are not considered as authorities by the internal legislation of the respective country and have their own legal capacity and estate, as long as such investment is performed in shares with limited voting rights or in a minority interest of common shares representing the capital stock of the Concessionary, and such ownership does not directly or indirectly grant it control thereof.

4.4. Nationality. The Concessionary shall not have more rights than those set forth by Mexican laws. Hence, the Concessionary in which foreign investors participate in its capital, hereby undertakes not to invoke the protection of any foreign government, under the penalty of loosing, the rights of conferred by this title in favor of the Mexican Nation.

4.5. Reserve for labor liabilities. The Concessionary undertakes to constitute a reserve to cover contingent labor costs that are originated during the term of this title, which shall be established following strictly the provisions of Bulletin D3 of the Mexican Institute of Public Accountants.

4.6. Consideration to the Federal Government. The Concessionary shall pay the Federal Government a sole payment (aprovechamiento) that will be published by the Ministry, which shall be paid in the terms notified by the Ministry.

Likewise, from the commencement of validity of this Concession, the Concessionary shall pay the Federal Government the contributions of operating and exploiting the Properties of public domain, granted by the Concession and for providing the public service of railroad transportation, set forth by the Federal Law of Contributions (Ley Federal de Derechos), under the terms and time frame set forth therein.

4.7. Accounting. The Concessionary shall utilize a uniform accounting system, that allows discerning different costs.

In applying the rates, the Concessionary shall be obliged to separate the component originated abroad from the one generated in Mexico, maintaining consistency with the costs of each segment.

4.8. Verification. The Concessionary undertakes to cover the fees that are set forth in the Federal Law of Contributions due to the verification it will be subject to, pursuant to article 57 of the Law.

Chapter V
Term and termination

5.1. Term. This Concession shall be in effect for fifty years, counted from the date in which the delivery-reception diligence of the Railway and the Properties is concluded, or from July 31, 1997, whichever comes first.

The Concessionary may request the extension of the term of this title in terms of that set forth by article 11 of the Law.

El Concessionary shall have a term of six months following the conclusion of the delivery-reception diligence to obtain all of the registries, permits and authorizations set forth in the Law and the Regulations, that are necessary for performing the activities of this Concession, except for that provided in articles 46 second paragraph and 50 last paragraph of the Law, regarding the registry of rates and the obligation to maintain insurances, respectively.

The Concessionary shall have the support of the Ministry in obtaining the registries, permits and authorizations set forth in the preceding paragraph, provided that it shall comply with the requirements set forth in applicable provisions.

Until the agreements of haulage and trackage rights in respect to the section Huehuetoca-Buenavista are executed, the conservation and maintenance of the double electrified way of such section referred to in section 2.5 third paragraph, shall be covered proportionally to the use performed by the terminal of the Valley of Mexico.

5.2. Modification of conditions. The conditions set forth in this title may be revised and modified through an agreement between the Ministry and the Concessionary, pursuant to the Law, the Regulations and other applicable provisions.

5.3. Termination. This Concession shall terminate for any of the causes set forth in articles 20 and 21 of the Law.

5.4. Reversion. Upon the termination of this Concession, due to any cause, the Railway and the Properties shall be reverted to the Nation in good operating state in accordance with the respective official Mexican norms and without any costs for the Federal Government, as well as all the works and improvements made by the Concessionary, and that are adhered thereto, solely with the usual deterioration derived from adequate use, and therefore, in an opposite event, the Concessionary shall perform, on its behalf, the reparations that are needed at the moment of returning them, or otherwise, it shall indemnify the Federal Government for the problems caused to the Railway or the Properties arising from inadequate use, or from deficient or inappropriate maintenance.

5.5. Preference right. In an event of termination or revocation, whether total or partial, of this Concession and during the ninety subsequent days after the termination, if the Concessionary intends to transfer, through one or more acts, the inventory of railroad equipment, considering more than fifteen percent of the traction equipment, more than fifteen percent of the hauling equipment, or more than fifteen percent of the work equipment, the Federal Government shall have a preference right in respect to any third party, in equal conditions, as long as there are no other concessionaries that have the possibility of offering the services, and the equipment and other properties set forth are indispensable for the Ministry to continue providing such service.

The Ministry shall resolve what is applicable within a term of thirty business days, counted from the time when the Concessionary notifies the decision to transfer such properties. After such term has elapsed without the Ministry issuing a resolution, it shall be understood that, in respect to such properties, it has waived its preference right.

5.6. Promise of lease. In an event of early termination, total or partial revocation of the Concession, the Concessionary undertakes to enter into a lease agreement with the Ministry in respect to the properties destined to the service and operation of the Railway. Such obligation shall remain in force during the four months following the termination or revocation of the Concession.

The term of the lease agreement shall be of at least one year and it shall be renewable automatically for equal periods and for a maximum term of five years. The amount of the rent shall be determined by experts, one shall be appointed by the Concessionary, another by the Federal Government and in an event of a difference by a third expert, appointed by the first two experts. In the event that the Concessionary does not appoint an expert, or it does not give an opinion, it shall be understood that it waived its right of appointing it and it unconditionally accepts the statement issued by the expert named by the Ministry.

5.7. Competent courts. For all matters related to the interpretation and performance of this Concession, except for the matters that are to be resolved administratively by the Ministry, the Concessionary agrees to submit to the jurisdiction of the competent federal courts of the Federal District, an therefore both parties waive any jurisdictions that could correspond to them due to their present or future domiciles.

5.8. Notices. The Concessionary undertakes to inform in writing to the Ministry of any change of domicile during the term of this title, provided that in the event of omitting such notice, the notices shall be effective at the domicile set forth in the fifth paragraph of the antecedents.

5.9. Publication. The Concessionary shall cause, at its expense, the publication at the Official Gazette of the Federation of this Concession, without its Annexes, in a term that shall not exceed sixty days counted from the date this title was granted.

The annexes referred to in this title form an integral part hereof.

The exercise of the rights derived from this title imply the unconditional acceptance of its terms on behalf of the Concessionary.

Mexico, Federal District, as of December two nineteen ninety six.- On behalf of the Ministry: the Secretary of Communications and Transportation, Carlos Ruiz Sacristán.- Signature.- On behalf of the Concessionary: the General Attorney-in-fact, Ramiro Sosa Lugo.- Signature.

List of Annexes

Annex number	Content
1.	Description of the Railway subject to the Concession.
2.	Specifications of the configuration, surfaces, limits and routes of the Railway – Railway letters.
(2 volumes).
3.	Specifications of the Properties (10 volumes).
4.	Surfaces that are excluded from the Railway and list of the Properties with historical, cultural or artistic value.
5.	Permits.
6.	Parameters of efficiency and safety.
7.	Business plan.
8.	Environmental protection liability.
9.	Hauling and trackage rights that the Concessionary is obligated to grant.
10.	Hauling and trackage rights in favor of the del Concessionary.
11.	Letters of right of way of the Ferrocarril del Noreste.